PROSPECTUS SUPPLEMENT                         Filed  Pursuant to  Rule 424(b)(3)
(TO PROSPECTUS DATED NOVEMBER 13, 1997)            Registration Number 333-39787


                         [TEL-SAVE HOLDINGS, INC. LOGO]


                       $300,000,000 AGGREGATE PRINCIPAL
                         AMOUNT OF 4 1/2% CONVERTIBLE
                          SUBORDINATED NOTES DUE 2002



                               12,185,834 SHARES
                                OF COMMON STOCK




    This Prospectus Supplement and the accompanying Prospectus relate to the offer and sale from time to time by the holders named herein and therein or by their transferees, pledgees, donees, or successors (collectively, the "Selling/ Holders") of up to $300,000,000 aggregate principal amount of 4 1/2% Convertible Subordinated Notes due 2002 (the "Notes") of Tel-Save Holdings, Inc. (the "Company") and up to 12,185,834 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), issuable upon the conversion of the Notes in full (the "Shares" and, together with the Notes, the "Securities"). The Company will receive no part of the proceeds of the sales made under this Prospectus Supplement or the accompanying Prospectus. On March 3, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $26.

                               ----------------

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                     The date of this Prospectus Supplement
                                is March 5, 1998.

     The information in this Prospectus Supplement is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing or incorporated by reference in the accompanying Prospectus. Prior to making an investment decision with respect to the Securities offered by this Prospectus Supplement and the accompanying Prospectus, prospective investors should consider carefully the information contained and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

     Capitalized terms used herein and not defined have the meaning assigned to them in the accompanying Prospectus.


                                SELLING HOLDERS

     The following table supplements the table appearing on pages 38 and 39 of the accompanying Prospectus and sets forth information with respect to Selling Holders not identified in the accompanying Prospectus. The name of each Selling Holder identified below is accompanied by the amount of Notes beneficially owned by such Selling Holder that may be offered pursuant to this Prospectus Supplement and the accompanying Prospectus. Such information was obtained from the Selling Holders between January 23, 1998 and the date hereof unless otherwise noted. The Shares into which the Notes are convertible are also offered pursuant to this Prospectus Supplement and the accompanying Prospectus, and the formula for conversion is set forth in the accompanying Prospectus under "DESCRIPTION OF THE NOTES -- Conversion." To the Company's knowledge, except as noted below, none of the Selling Holders identified below has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Notes or Shares issuable upon conversion thereof pursuant to this Prospectus Supplement and the accompanying Prospectus, no estimate can be given as to the amount of the Notes or Shares issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes, since the date on which they provided the information regarding the Notes, in transactions exempt from the registration requirements of the Securities Act.





                                                                                            PRINCIPAL
                                                                         PRINCIPAL          AMOUNT OF
                                                                      AMOUNT OF NOTES     NOTES COVERED
                                                                        BENEFICIALLY         BY THIS
                        SELLING HOLDER NAME                                OWNED           PROSPECTUS
------------------------------------------------------------------   -----------------   --------------
AAM/Zazove Institutional Income Fund, L.P.(3)(6) .................      $   300,000       $   300,000
Aim Charter(3) ...................................................      $13,000,000       $13,000,000
Aim VI Growth and Income(3) ......................................      $ 2,000,000       $ 2,000,000
American Bible Society(1) ........................................      $ 1,000,000       $ 1,000,000
Argent Classic Convertible Arbitrage Fund L.P. ...................      $ 3,000,000       $ 3,000,000
Arkansas PERS(2) .................................................      $ 1,265,000       $ 1,265,000
BancAmerica Robertson Stephens(3)(6) .............................      $ 1,000,000       $ 1,000,000
BTI - Bankers Trust International(1) .............................      $ 9,000,000       $ 9,000,000
BZW Securities Limited(1) ........................................      $ 6,500,000       $ 6,500,000
Chase Securities Inc .............................................      $12,000,000       $12,000,000
Continental Assurance
 Company on behalf of its Separate Account (E)(1) ................      $ 2,600,000       $ 2,600,000
Continental Casualty Company(1) ..................................      $ 3,900,000       $ 3,900,000
Delaware PERS(2) .................................................      $ 1,100,000       $ 1,100,000
Deutsche Morgan Grenfell, Inc.(3)(4) .............................      $ 8,305,000       $ 8,305,000
D.E. Shaw Investments, L.P.(2) ...................................      $ 1,400,000       $ 1,400,000
D.E. Shaw Portfolios International, L.L.C.(2) ....................      $ 1,150,000       $ 1,150,000
D.E. Shaw Securities, L.P.(2) ....................................      $ 3,150,000       $ 3,150,000
Donaldson, Lufkin & Jenrette Sec. Corp.(3) .......................      $11,000,000       $11,000,000
Forest Fulcrum Fund L.P.(3) ......................................      $   530,000       $   530,000
Forest Global Convertible Fund Series A-5(1) .....................      $   450,000       $   450,000
Forest Investment Management L.P.(3) .............................      $    95,000       $    95,000
Goldman, Sachs & Co. .............................................      $ 1,002,000       $ 1,002,000
Gleneagles Fund Company(3) .......................................      $   500,000       $    500,00
Hawaiian Airlines Pension Plan -- IAM(2) .........................      $   100,000       $   100,000
Hawaiian Airlines Pension Plan for Salaried Employees(2) .........      $    25,000       $    25,000
Highbridge Capital Corporation ...................................      $ 5,085,000       $ 5,085,000

                                                                                      PRINCIPAL
                                                                   PRINCIPAL          AMOUNT OF
                                                                AMOUNT OF NOTES     NOTES COVERED
                                                                  BENEFICIALLY         BY THIS
                     SELLING HOLDER NAME                             OWNED           PROSPECTUS
------------------------------------------------------------   -----------------   --------------
ICI America Holdings(2) ....................................     $    450,000       $   450,000
Kapiolani Medical Center(2) ................................     $    225,000       $   225,000
MainStay Convertible Fund(3)(6) ............................     $   3,500,00       $ 3,500,000
MainStay Strategic Value Fund(3) ...........................     $    500,000       $   500,000
Massachusetts Mutual Life Insurance Company(1) .............     $  4,700,000       $ 4,700,000
MassMutual Corporate Investors(1) ..........................     $  1,000,000       $ 1,000,000
MassMutual Corporate Value Partners Limited(1) .............     $  1,000,000       $ 1,000,000
MassMutual High Yield Partners LLC(1) ......................     $  3,000,000       $ 3,000,000
MassMutual Participation Investors(1) ......................     $    500,000       $   500,000
McMahan Securities Co., L.P. ...............................     $    250,000       $   250,000
Merrill Lynch Pierce Fenner & Smith Inc. ...................     $  2,750,000       $ 2,750,000
Nalco Chemical Retirement(2) ...............................     $    210,000       $   210,000
NATWEST Securities Limited(2) ..............................     $ 35,800,000       $35,800,000
Orrington International Fund Limited(1) ....................     $    350,000       $   350,000
Orrington Investments L.P.(1) ..............................     $    650,000       $   650,000
Palladin Overseas Fund Limited(3) ..........................     $    250,000       $   250,000
Palladin Partners I L.P.(3) ................................     $    250,000       $   250,000
Paloma Securities L.L.C.(2) ................................     $  1,550.000       $ 1,550,000
PRIM Board(2) ..............................................     $  1,725,000       $ 1,725,000
Q Investments, L.P. ........................................     $  3,575,000       $ 3,575,000
Retirement Plan for Pilots of Hawaiian Airlines(2) .........     $    150,000       $   150,000
R2 Investments, LDC(3) .....................................     $  1,425,000       $ 1,425,000
Shepherd Investments International Ltd.(1) .................     $ 25,800,000       $25,800,000
Silverton International Fund Limited(2) ....................     $    800,000       $   800,000
Smith Barney Inc.(3)(7) ....................................     $ 27,121,000       $27,121,000
Societe Generale Securities Corp.(1) .......................     $  5,750,000       $ 5,750,000
Spruce Partners, L.P.(1) ...................................     $    500,000       $   500,000
Starvest Discretionary(2) ..................................     $    500,000       $   500,000
State of Oregon Equity(2) ..................................     $  4,500,000       $ 4,500,000
Tribeca Investments, L.L.C.(3) .............................     $  6,000,000       $ 6,000,000
Worldwide Transactions Limited(3)(5) .......................     $     74,000       $    74,000
ZENECA Holdings(2) .........................................     $    450,000       $   450,000

----------

(1)  Information was provided by the Selling Holder prior to December 4, 1997.

(2) Information was provided by the Selling Holder between December 4, 1997 and December 23, 1997.

(3) Information was provided by the Selling Holder between December 24, 1997 and January 22, 1998.

(4) Deutsche Morgan Grenfell, Inc. and its affiliated companies and/or individuals may, from time to time, own, have positions in, or options in the Company's securities and also may perform advisory services and/or have lending or other credit relationships with the Company. Specifically, Deutsche Morgan Grenfell, Inc. was an Initial Purchaser of the Notes.

(5)  The Prospectus dated November 13, 1997  incorrectly  identified the Selling
     Holder  of  these  Notes  as  Carlson  Capital,   L.P.  and  not  Worldwide
     Transactions Limited.

(6) The Notes listed here are in addition to those listed in the Prospectus dated November 13, 1997.

(7) Salamon Brothers Inc, which merged with Smith Barney Inc. in December 1997, was an Initial Purchaser of the Notes and has provided advisory services for, and had credit relationships with, the Company.


     The foregoing list of Selling Holders, and the list of Selling Holders pages 38 and 39 of the accompanying Prospectus, may not include holders of additional aggregate principal amount of Notes which have been registered for future sale under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are parts. Additional Selling Holders will be identified, together with the amount of Securities to be offered by such holders, in one or more additional supplements to the accompanying Prospectus. Any such supplement will be circulated with the accompanying Prospectus and will be deemed to be a part thereof as of the date of such supplement. Only the Selling Holders listed in the accompanying Prospectus or any supplement thereto, including this Prospectus Supplement, (or the transferees, pledgees or donees of such Selling Holders, or their successors) will be entitled to offer their Securities by means of the accompanying Prospectus, as supplemented from time to time.

================================================================================
NO   DEALER,    SALESPERSON   OR   OTHER
INDIVIDUAL  HAS BEEN  AUTHORIZED TO GIVE
ANY   INFORMATION   OR   TO   MAKE   ANY
REPRESENTATIONS    OTHER    THAN   THOSE
CONTAINED   IN   OR    INCORPORATED   BY
REFERENCE   IN   THIS    PROSPECTUS   IN
CONNECTION  WITH  THE  OFFERING  MADE BY
THIS  PROSPECTUS  AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATIONS MUST
NOT  BE  RELIED   UPON  AS  HAVING  BEEN        $300,000,000 AGGREGATE PRINCIPAL
AUTHORIZED  BY THE COMPANY OR ANY OF ITS          AMOUNT OF 4 1/2% CONVERTIBLE
AGENTS.  NEITHER  THE  DELIVERY  OF THIS           SUBORDINATED NOTES DUE 2002
PROSPECTUS  NOR ANY SALE MADE  HEREUNDER
SHALL, UNDER ANY  CIRCUMSTANCES,  CREATE
AN  IMPLICATION  THAT  THERE HAS BEEN NO
CHANGE  IN THE  AFFAIRS  OF THE  COMPANY                12,185,834 SHARES
SINCE  THE DATE AS OF WHICH  INFORMATION                 OF COMMON STOCK
IS  GIVEN  IN  THIS   PROSPECTUS.   THIS
PROSPECTUS  DOES NOT CONSTITUTE AN OFFER
OR   SOLICITATION   BY   ANYONE  IN  ANY
JURISDICTION  IN WHICH THE PERSON MAKING         [TEL-SAVE HOLDINGS, INC. LOGO]
SUCH  OFFER  OR   SOLICITATION   IS  NOT
QUALIFIED  TO DO SO OR TO ANY  PERSON TO
WHOM,   IT  IS  UNLAWFUL  TO  MAKE  SUCH
SOLICITATION.


-----------------------------------
            TABLE OF CONTENTS



                                          PAGE
                                         -----
            PROSPECTUS SUPPLEMENT
Selling Holders ........................  S-2

                    PROSPECTUS
Available Information ..................   2         ------------------
Incorporation of Certain Documents by
   Reference ...........................   3        PROSPECTUS SUPPLEMENT
Risk Factors ...........................   5
The Company ............................  15         ------------------
Description of Capital Stock ...........  15
Description of the Notes ...............  15
Book-Entry System; Delivery and Form ...  29
Certain U.S. Federal Income Tax Conse-
   quences .............................  33
Use of Proceeds ........................  37           Dated March 5, 1998
Selling Holders ........................  37
Plan of Distribution ...................  40
Legal Matters ..........................  40
Experts ................................  40
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